Exhibit 99.31


             Hydromer, Inc. Enters into a Coating Services
                Agreement on Stent Placement Catheters


    BRANCHBURG, N.J.--(BUSINESS WIRE)--Sept. 19, 2007--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSE), announces that it has entered into a two year Coating Services Agreement with Allium Ltd., a medical device company that develops and manufactures innovative stents and catheters for the urinary and the gastro-intestinal tracts.

    Under the terms of this self renewing agreement, Hydromer has agreed to apply its proprietary and patented Hydromer(R) hydrophilic coatings on various Pebax(R) plastic stent placement catheters under strict FDA cGMP and ISO 13485:2003 conditions. Additionally, our new client has agreed to purchase all their priming and coating services from Hydromer for the specific products described in the agreement.

    These catheters will be coated using proprietary Hydromer designed and built catheter coating machines.

    "We are delighted with our new relationship and to having our Hydromer coating technology applied to these stent placement catheters.", commented Martin von Dyck, Executive Vice President of Hydromer, Inc., adding, "Presently our client is marketing these catheters in Europe with plans to seek U.S. FDA approval in the near future."

    For additional information please visit the following Web-sites:

    http://www.hydromer.com

    http://www.allium-medical.com/

    Pebax (R) is a registered trademark of Arkema.

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.


    CONTACT: Hydromer, Inc.
             Martin von Dyck, 908-722-5000
             Executive Vice President